Industry lndustrie Canada Canada	Form 4 Articles of Amendment Canada Business Corporations Act (CBCA) (s. 27 or 177)	Formulaire 4 Clauses modificatrices Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

Corporate name Denomination sociale i-minerals inc.
2	Corporation number Numéro de la société 421629-6
3

The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows:
La description des catégories d’actions est modifiée comme suit:
See attached schedule I Voir l'annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société,
Original signed by / Original signé par Glenn Yeadon
Glenn Yeadon 604-640-6355
Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).
Nota: Faire une fausse déclaration constitue une infraction et son auteur, sur déclataration de culpabililté par procédure sommaire, est passible d’une amende maximale de 5 000$ ou d’un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).
Canada	IC 3069 (2008/04)

Schedule / Annexe
Description of Classes of Shares / Description des categories d'actions

The classes and the maximum number of shares that the Company is authorized to issue is as follows:

Unlimited Number of Common Shares without par value